Exhibit 10.7

GP-Act III Acquisition Corp. (the "Company")

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Attention: The Directors

Dear Directors

Irrevocable notice of surrender of Class B ordinary shares for nil consideration, in accordance with section 37B of the Companies Act (As Revised) of the Cayman Islands

I hereby irrevocably surrender to the Company for cancellation and for nil consideration 25,000 Class B ordinary shares of a par value US$0.0001 each standing in my name in the register of members of the Company.

I confirm that the Company has not, as at the date of this letter, issued any share certificates to me.

Resignation as a Director

I hereby resign as a director of the Company with effect from the date of this letter.

I irrevocably confirm that I have no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Company, or its directors, officers, employees or shareholders in respect of loss of office as a director of the Company or to any claim for compensation for arrears of pay. To the extent that any such claim(s) may exist, I irrevocably and unconditionally waive it or them and release the Company and its directors, officers, employees and shareholders from any liability in respect thereof.

/s/ Ira Lamel
Ira Lamel
Date: December 29, 2023